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                            THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES                  Exhibit 11
                                    COMPUTATION OF EARNINGS PER SHARE
                                  (in thousands, except per share data)

                                                              Thirteen weeks ended                     Thirty-nine weeks ended
                                                        -----------------------------------     ------------------------------------
                                                        November 1, 1997   November 2, 1996     November 1, 1997    November 2, 1996
                                                        ----------------   ----------------     ----------------     ---------------

     Net Earnings.....................................         $24,120            $27,777               $77,354            $78,128

     Adjustment for interest on 4% convertible
       subordinated notes, net of income tax effect...             554                542                 1,661              1,626

     Adjustment for interest on zero coupon convertible
       subordinated notes, net of income tax effect...             978                462                 2,898                462
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(a)  Adjusted net earnings                                     $25,652            $28,781               $81,913            $80,216
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     Average number of Common Shares outstanding
       during the period..............................          61,210             60,385                61,070             60,145

     Common shares assumed issued upon conversion of
       4% convertible subordinated notes..............           2,104              2,104                 2,104              2,104

     Common shares assumed issued upon conversion of
       zero coupon convertible subordinated notes.....           3,513              1,699                 3,513                566

     Common Shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price,
       using the treasury stock method (1)............             435                958                   590                937
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(b)  Average number of Common Shares assumed
       outstanding during the period..................          67,262             65,146                67,277             63,752
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     Net Earnings per Share (a/b).....................         $   .38            $   .44               $  1.22            $  1.26
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
(1) The number of Common Shares assumed issued upon exercise of dilutive stock options is essentially the same for fully diluted earnings per share.
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